Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Baiya International Group Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, Preferred Shares, Debt Securities, Warrants, Rights, Units(1)	(1)	457(o)		$		$200,000,000.00	0.0001381	$27,620.00
Fees to be Paid	Equity	Class A Ordinary Shares	(2)	Other	50,000,000		$3.0250	$151,250,000.00	0.0001381	$20,887.63

Total Offering Amounts:								$351,250,000.00		48,507.63
Total Fees Previously Paid:										0.00
Total Fee Offsets:										0.00
Net Fee Due:										$48,507.63

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminate number of additional securities that may be issued to prevent dilution resulting from stock splits, stock dividends, or similar events.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the $3.29 (high) and $2.76 (low) prices of the Shares on Nasdaq on July 21, 2026, which is within five business days prior to filing this registration statement.